                                                                      EXHIBIT 11


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                        Three months ended April 30,
                                                       ------------------------------
                                                            1995            1994
                                                       --------------  --------------
Income before discontinued operations................        $  33.7         $  25.5

Preferred stock dividend entitlements................            (.6)            (.6)
                                                             -------         -------

Income attributable to common stockholders before
  discontinued operations (A)........................           33.1            24.9

Earnings from discontinued operations (B)............             .5             3.9
                                                             -------         -------

Net income attributable to common stockholders (C)...        $  33.6         $  28.8
                                                             =======         =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................         40,977          43,962

Common stock equivalents:
  Common stock options...............................            405             536
  Long-term incentive plans..........................              -              11
                                                             -------         -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................         41,382          44,509
                                                             =======         =======

Primary income per share of common stock:

  Before discontinued operations (A/D)...............        $   .80         $   .56

  Discontinued operations (B/D)......................            .01             .09
                                                             -------         -------

  Net income (C/D)...................................        $   .81         $   .65
                                                             =======         =======

Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.